Exhibit 99.1

Contact:
Larry Hueth, President and Chief Executive Officer
Regina Wood, EVP and Chief Financial Officer
First Northwest Bancorp
360-457-0461

FIRST NORTHWEST BANCORP
REPORTS EARNINGS FOR SECOND FISCAL QUARTER OF 2015

PORT ANGELES, WA (January 29, 2015) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), today reported net income of $882,000 for the second fiscal quarter ended December 31, 2014. This compares to net income of $857,000 for the same period last year. For the six months ended December 31, 2014, the Company reported net income of $1.7 million compared to net income of $1.5 million for the same period last year.

In making this announcement, Larry Hueth, President and Chief Executive Officer, said, “We are pleased to report that our second quarter results reflect continued improving credit quality as our nonaccruing loans are at their lowest level since the economic downturn. We look forward to deploying the proceeds received from our just completed successful, oversubscribed stock offering. The approximately $117.8 million of net additional capital raised in the offering will allow us to pursue additional lending opportunities and branch expansion in the communities we serve.”

Balance Sheet Review

Total assets increased $128.9 million, or 16.2%, to $924.2 million at December 31, 2014, from $795.3 million at June 30, 2014, primarily due to an increase of $120.3 million, or 633.2%, in cash and cash equivalents to $139.3 million, attributable to deposits made in anticipation of participating in the Company's initial public stock offering. Net loans, excluding loans held for sale, decreased $2.7 million, or 0.5%, to $493.5 million at December 31, 2014, from $496.2 million at June 30, 2014.

First Northwest Bancop
January 29, 2015

Loans receivable consisted of the following at the dates indicated:

	December 31, 2014	June 30, 2014
	(In thousands)
Real Estate:
One to four family	$247,695	$242,523
Multi-family	37,253	45,100
Commercial real estate	131,839	128,028
Construction and land	19,588	20,497
Total real estate loans	436,375	436,148

Consumer:
Home equity	38,440	40,064
Other consumer	9,212	10,697
Total consumer loans	47,652	50,761

Commercial business loans	16,299	17,532

Total loans	500,326	504,441
Less:
Net deferred loan fees	900	862
Premium on purchased loans, net	(1,776)	(1,290)
Loans held for sale	—	613
Allowance for loan losses	7,666	8,072
Total loans receivable, net	$493,536	$496,184

During the six months ended December 31, 2014, the Company originated $48.0 million of loans, of which $34.1 million, or 71.1%, were originated in the North Olympic Peninsula, $13.1 million, or 27.3%, in the Puget Sound region of Washington, and $760,000, or 1.6%, in other areas in Washington. In addition to loans originated during the six months ended December 31, 2014, the Company purchased a $10.2 million pool of one- to four-family residential loans located in the Puget Sound region of Washington.

At December 31, 2014, the securities portfolio increased $10.0 million, or 4.3%, to $242.2 million at December 31, 2014, from $232.2 million at June 30, 2014. Mortgage-backed securities represented the largest portion of the investment portfolio and were $155.3 million at December 31, 2014, a decrease of $13.4 million, or 7.9%, from $168.7 million at June 30, 2014, due to maturities and principal repayments. Other investment securities, including municipal bonds, were $86.9 million at December 31, 2014, an increase of $23.4 million, or 36.8%, from $63.5 million at June 30, 2014.

Total liabilities increased $126.8 million, or 17.8%, to $841.1 million at December 31, 2014, from $714.3 million at June 30, 2014. This increase was primarily the result of deposit account balances increasing $140.4 million, or 23.4%, to $740.8 million at December 31, 2014, from $600.4 million at June 30, 2014, as a result of deposits made in anticipation of participating in the Bank’s mutual to stock conversion. Transaction and savings account deposits increased $134.8 million, or 28.9%, to $601.5 million at December 31, 2014 from $466.7 million at June 30, 2014, while certificates of deposit increased $5.7 million, or 4.2%, during this period.

First Northwest Bancop
January 29, 2015

Borrowings, consisting primarily of long term advances from the Federal Home Loan Bank, decreased $15.1 million, or 14.4%, from $105.1 million at June 30, 2014 to $90.0 million at December 31, 2014, as Federal Home Loan Bank cash management advances were repaid.

Total equity increased $2.0 million, or 2.5%, to $83.0 million at December 31, 2014, from $81.0 million at June 30, 2014. The increase was a result of $1.7 million in net income and a slight increase in other comprehensive income associated with changes in the market value of the available for sale investment portfolio.

Capital Ratios and Credit Quality

As of December 31, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 9.98%, 18.77% and 20.03%, respectively, and as of December 31, 2013, these ratios were 10.00%, 19.05%, and 20.31%, respectively.

Nonperforming loans decreased $1.9 million, or 31.7%, to $4.1 million at December 31, 2014, from $6.0 million at June 30, 2014. Nonperforming commercial real estate loans decreased $1.7 million, and nonperforming one- to four-family residential loans decreased $140,000 during the quarter, partially offset by increases of $111,000 in construction and land loans. Nonperforming loans to total loans declined from 1.2% at June 30, 2014 to 0.8% at December 31, 2014. Real estate owned and repossessed assets increased $1.2 million to $2.0 million at December 31, 2014, from $810,000 at June 30, 2014. The decrease in nonperforming commercial real estate loans and increase in real estate owned and repossessed assets was primarily the result of approximately $1.4 million in commercial real estate secured by a commercial real estate  property located in Spokane Valley, Washington that was transferred to real estate owned during the quarter. Classified loans decreased by $3.0 million, or 21.6%, to $10.9 million at December 31, 2014, from $13.9 million at June 30, 2014. Our allowance for loan losses was $7.7 million and $8.1 million, or 1.5% and 1.6% of gross loans receivable, at December 31, 2014 and June 30, 2014, respectively. The allowance for loan losses as a percentage of nonaccruing loans increased 50.3% from 135.3% at June 30, 2014 to 185.6% at December 31, 2014.

Operating Results

Net interest income increased $223,000 to $5.6 million for the three months ended December 31, 2014, from $5.4 million for the three months ended December 31, 2013. Net interest income increased $616,000 to $11.1 million for the six months ended December 31, 2014, from $10.5 million for the six months ended December 31, 2013. The increases were the result of an increase in interest income coupled with a decrease in interest expense. Total interest income increased $127,000, or 1.9%, to $6.7 million for the three months ended December 31, 2014 from $6.6 million for the three months ended December 31, 2013 and increased $396,000, or 3.1%, to $13.3 million for the six months ended December 31, 2014 from $13.0 million for the comparable period in 2013. Total interest expense decreased $96,000, or 8.1%, to $1.1 million for the three months ended December 31, 2014, compared to $1.2 million for the three months ended December 31, 2013 and decreased $220,000, or 9.0%, to $2.2 million for the six months ended December 31, 2014, compared to $2.4 million for the six months ended December 31, 2013.

First Northwest Bancop
January 29, 2015

The net interest margin increased one basis point to 2.87% for the three months ended December 31, 2014, from 2.86% for the same period in 2013. Net interest margin was adversely affected by the substantial increase in cash and cash equivalents as a result of the increase in deposits in anticipation of the initial stock offering that were invested at nominal interest rates. Net interest margin increased 12 basis points to 2.91% for the six months ended December 31, 2014, from 2.79% for the same period in 2013, primarily due to the $24.4 million, or 5.3%, increase in average net loans receivable.

There was no provision for loan losses during the three months ended December 31, 2014, compared to a recovery of $1,000 for the three months ended December 31, 2013. There was no provision for loan losses during the six months ended December 31, 2014, compared to $432,000 for the six months ended December 31, 2013. The decline in the provision for loan losses reflects improving asset quality as evidenced by the decrease in nonperforming loans as a percent of loans from 1.5% at December 31, 2013 to 0.8% at December 31, 2014, as well as a decline in net charge-offs over the last year.

Noninterest income decreased $180,000 from $1.2 million for the three months ended December 31, 2013 to $979,000 for the three months ended December 31, 2014. Noninterest income decreased $180,000 from $2.3 million for the six months ended December 31, 2013 to $2.1 million for the six months ended December 31, 2014. These decreases were due to declines in the gain on sale of loans of $110,000 and $216,000 during the three months ended and the six months ended December 31, 2014, respectively, compared to the same periods in 2013.

Noninterest expense increased $96,000, or 1.8%, to $5.4 million for the three months ended December 31, 2014, compared to $5.3 million for the same period in 2013. Noninterest expense increased $647,000, or 6.3%, to $11.0 million for the six months ended December 31, 2014, compared to $10.3 million for the six months ended December 31, 2013. These increases were primarily due to increases in compensation and benefits, data processing and occupancy and equipment expense partially offset by a decline in real estate owned and repossessed assets expenses, net. Additional staffing has been added in connection with our branch expansion into Kitsap County, and the Company has increased staffing in the credit administration, production and other support areas to manage its growth and improve approval times for loans. Compensation and benefits during the three months ended December 31, 2014, also increased compared to the comparable period in 2013 as a result of additional funding of the Company's pension benefit plan in order to reduce exposure to future funding requirements as well as certain market rate and merit increase adjustments for employees and management. Expenses related to real estate owned and repossessed assets declined as the Company realized gains primarily on the sale of one- to four-family residential properties in excess of write-downs for the three and six months ended December 31, 2014 as compared to the same periods in 2013.

About the Company

On January 29, 2015, First Northwest Bancorp became the holding company for First Federal Savings and Loan Association of Port Angeles in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 12,167,000 shares of common stock at a price of $10 per share, and received net offering proceeds of approximately $117.8 million. Following the offering and the contribution to the foundation the Company has 13,100,360 shares of common stock outstanding. From the proceeds, the Company made a capital contribution of approximately $58.5 million to the Bank. The Company’s stock will trade on the NASDAQ under the ticker symbol “FNWB.”

First Northwest Bancop
January 29, 2015

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal also has one loan production office located in Bellingham, Washington.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; and other factors described in the Company’s Registration Statement on Form S-1 (SEC Registration No. 33-185101) and Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission-which is available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

First Northwest Bancop
January 29, 2015

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

ASSETS
	December 31, 2014	June 30, 2014
ASSETS
Cash and due from banks	$11,867	$14,228
Interest-bearing deposits in banks	127,416	4,732

Total cash and cash equivalents	139,283	18,960

Investment securities available for sale, at fair value	192,303	178,972
Investment securities held to maturity, at amortized cost	49,854	53,244
Loans held for sale	—	613
Loans receivable (net of allowance for loan losses
of $7,666 and $8,072)	493,536	496,184
Federal Home Loan Bank (FHLB) stock, at cost	9,843	10,047
Accrued interest receivable	2,218	2,272
Premises and equipment, net	12,073	12,287
Mortgage servicing rights, net	1,139	1,266
Bank-owned life insurance, net	18,089	18,066
Real estate owned and repossessed assets	2,026	810
Prepaid expenses and other assets	3,787	2,571

Total assets	$924,151	$795,292

LIABILITIES AND EQUITY

LIABILITIES
Deposits	$740,824	$600,399
Borrowings	90,033	105,133
Deferred tax liability, net	1,256	1,110
Accrued interest payable	264	262
Accrued expenses and other liabilities	7,955	6,355
Advances from borrowers for taxes and insurance	810	1,038

Total liabilities	841,142	714,297

EQUITY
Retained earnings	81,394	79,663
Accumulated other comprehensive income, net of tax	1,615	1,332

Total equity	83,009	80,995

Total liabilities and equity	$924,151	$795,292

First Northwest Bancop
January 29, 2015

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans receivable	$5,606	$5,620	$11,135	$11,018
Interest on mortgage-backed and related securities	757	684	1,533	1,344
Interest on investment securities	330	269	647	555
Interest-bearing deposits and other	22	15	27	29
FHLB dividends	2	2	5	5
Total interest income	6,717	6,590	13,347	12,951

INTEREST EXPENSE
Deposits	382	385	753	789
Borrowings	734	827	1,470	1,654
Total interest expense	1,116	1,212	2,223	2,443

Net interest income	5,601	5,378	11,124	10,508

(RECOVERY) PROVISION FOR LOAN LOSSES	—	(1)	—	432

Net interest income after (recovery) provision for loan losses	5,601	5,379	11,124	10,076

NONINTEREST INCOME
Loan and deposit service fees	824	912	1,659	1,773
Mortgage servicing fees, net of amortization	60	42	133	75
Net gain on sale of loans	41	151	138	354
Net loss on sale of investment securities	—	—	—	(68)
(Decrease) increase in cash surrender value of bank-owned life insurance	(16)	(25)	23	15
Other income	70	79	168	152
Total noninterest income	979	1,159	2,121	2,301

NONINTEREST EXPENSE
Compensation and benefits	3,049	2,719	6,089	5,354
Real estate owned and repossessed assets (recoveries) expenses, net	(146)	148	(62)	162
Data processing	622	538	1,232	1,032
Occupancy and equipment	768	738	1,562	1,447
Supplies, postage, and telephone	171	181	331	368
Regulatory assessments and state taxes	78	102	163	209
Advertising	144	147	272	276
Professional fees	128	194	297	380
FDIC insurance premium	131	130	267	281
Other	497	449	808	803
Total noninterest expense	5,442	5,346	10,959	10,312

INCOME BEFORE PROVISION FOR
INCOME TAXES	1,138	1,192	2,286	2,065

PROVISION FOR INCOME TAXES	256	335	555	528

NET INCOME	$882	$857	$1,731	$1,537

First Northwest Bancop
January 29, 2015

	As of or For the Quarter Ended (unaudited)
	December 31, 2014	September 30, 2014

Selected Financial Ratios and Other Data:
Performance ratios: (1)
Return on average assets	0.43%	0.43%
Return on average equity	4.13	4.14
Average interest rate spread	2.76	2.82
Net interest margin (2)	2.87	2.94
Efficiency ratio (3)	82.7	82.8
Average interest-earning assets to average interest-bearing liabilities	119.9%	120.4%

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.7%	0.8%
Nonperforming loans to total gross loans (5)	0.8	1.2
Allowance for loan losses to nonperforming loans (5)	185.6	136.7
Allowance for loan losses to gross loans receivable	1.5	1.6
Net charge-offs to average outstanding loans	0.1	--

Capital ratios:
Equity to total assets at end of period	9.0%	10.4%
Average equity to average assets	10.3%	10.4%

_____________________

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.